STATE TAX COMMISSION 101 STATE OFFICE BUILDING SALT LAKE CITY
	August 25, 1970

THE STATE OF UTAH

IN REPLY REFER TO:

DIVISION, Auditing

ATTENTION
Horace Gailey

Crown Oil Company
c/o Bagdad-Chase Inc. P.O. Box 373
Pasadena, California 91102

Gentlemen:

We have received advice from Richard M. Lade that the capital stock of Crown Oil Company was exchanged for stock of Bagdad-Chase Inc. stock for the purpose of establishing a merger of the two companies. However, the Utah Secretary of State advises us that a merger has not been consummated as outlined in Section 16-10-72, Utah Code Annotated 1953, and as such, the corporate charter of Crown Oil Company has not legally been terminated.

Inasmuch as the Bagdad-Chase, Inc. has acquired the stock of Crown Oil Company, it becomes it's responsibility to file corporation franchise tax returns with this office. We enclose two copies of forms and request that a corporation franchise tax return be filed for Crown Oil Company covering the year ended November 30, 1969. This return is now delinquent and subject to the late filing penalties and interest provisions and we request that your remittance include these charges.

Respectfully yours,
STATE TAX COMMISSION

By
Horace Gailey
Supervising Auditor

Corp. Fran. and Inc. Taxes Auditing Division